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                                  EXHIBIT 16.1

                             [ ARTHUR ANDERSEN LOGO]

May 31, 2002

Office of The Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir,

We have read paragraphs 1 through 5 of Item 4 included in the Form 8-K dated May 31, 2002 of Alexion Pharmaceuticals, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained herein.

Very truly yours,

ARTHUR ANDERSEN LLP


CSB
Enclosure
LT05202B


Copies to:    Leonard Bell, M.D., Chief Executive Officer, Alexion
                Pharmaceuticals, Inc.
              David W. Keiser, President and Chief Operating officer, Alexion
                Pharmaceuticals, Inc.
              Barry P. Luke, Vice President of Finance and Administration,
                Alexion Pharmaceuticals, Inc.